Exhibit  16.1

                                Clyde Bailey, PC


  August 25, 2005

  By Fax and Regular Mail:
  SEC - Office of the Chief Accountant
  Attn:     SECPS Letter File
  Securities and Exchange Commission
  Mail Stop 9-5
  450 Fifth Street, NW Washington, DC 20549


  By E-mail and Regular Mail:
  Mr. M. H. McIlvain
  President
  Golden Chief Resources, Inc.
  896 N. Mill Street, Suite 203
  Lewisville, Texas 75057


  Ladies/Gentlemen:

     We have read the Form 8-K dated August 25, 2005, and we concur with the information shown therein.

     We confirm we had no disagreements with Golden Chief Resources, Inc., on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the year sending September 30, 2002 and September 30, 2003.


                                                      Very truly yours,


                                                      Clyde Bailey